Exhibit 99.1

Contact:
Stephen C. Richards
The Princeton Review, Inc.
(508) 663-5053
srichards@review.com

FOR IMMEDIATE RELEASE

The Princeton Review Completes Agreement with The National Labor College

— Venture to Establish Online Programs

FRAMINGHAM, MA – April 20, 2010 - The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and online career education services, announced today the signing of agreements with the National Labor College to form a strategic relationship to assist the National Labor College in bringing high-quality bachelor degree completion and certificate programs to the AFL-CIO’s 11.5 million members and the working adults in their families. As previously announced, the strategic relationship will bring together the technical and financial resources of The Princeton Review and its subsidiary, Penn Foster, with the educational experience of the National Labor College in the development and delivery of expanded academic offerings by the College.

The National Labor College’s interim president, Dr. Paula Peinovich, indicated that she was very pleased with the outcome of the thoughtful partnership selection process and the ensuing negotiations which have led to the agreements with The Princeton Review. “Now we can devote our energies to the important work of effectively delivering educational programs to America’s union members and the working adults in their families,” said Peinovich. “Through this partnership, National Labor College students will have high quality, accessible online education options at affordable tuition levels.”

Michael Perik, President and CEO of The Princeton Review, said the agreements with the National Labor College represent a new form of engagement between mission-driven independent, non-profit institutions and companies that have developed efficient and effective ways to assist in the delivery of quality education. “We are proud that we have been able to forge a relationship that creatively builds on the unique skills and capabilities of the National Labor College and The Princeton Review,” Perik said. “Together, we look forward to having a significant impact on enhancing learning opportunities for working adults.”

Under the agreements signed today, the parties have formed a new limited liability company owned 49% by The Princeton Review and 51% by the National Labor College. The new company will provide various services to the National Labor College to support the development and launch of new programs. These include marketing and enrollment support, technical support for development of online courses, 24x7 technical support for faculty and students, and student billing and related services. Under the agreements, The Princeton Review will contribute $20.75 million of capital to the limited liability company in various installments through July 1, 2012, subject to certain conditions, including the receipt of necessary regulatory approvals from the State of Maryland and from the Middle States Commission on Higher Education. The Princeton Review will also contribute necessary working capital to the limited liability company, subject to certain caps and conditions to support early investments in program development. Under the agreements, the National Labor College and the AFL-CIO will license to the limited liability company certain trademarks and marketing lists for use in the marketing of the new programs.

About The Princeton Review, Inc.

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the Company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education. The Company also owns and operates Penn Foster Education Group, a global leader in online education. Penn Foster provides career-focused degree and vocational programs in the fields of allied health, business, technology, education, and selects trades. Nationally and regionally accredited Penn Foster High School and Penn Foster Career School (www.pennfoster.edu) are headquartered in Scranton, PA.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, the ability of NLC to obtain and maintain required regulatory approvals and licenses; the performance and compliance by other parties of the terms of contractual relationships; demand and competition for the academic offerings of NLC; the Company’s ability to assimilate and integrate certain of the operations of Penn Foster into the Company and the use of those operations to support the venture with NLC; unanticipated costs in connection with the venture with NLC; the ability to meet debt service requirements; availability and terms of capital; liquidity uncertainties; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.